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Exhibit 10.48

AMENDED AND RESTATED AGREEMENT

        This Amended and Restated Agreement dated as of February 25, 2008 (the "Agreement") is by and between Denys Gounot ("Gounot"), DG Network ("DG Network") and Superior Essex Inc. (together with its subsidiary, affiliated and associated companies, "SEI").

        WHEREAS, SEI has elected Denys Gounot ("Gounot"), the principal of DG Network, to serve as Chair of Essex Europe SAS, the holding company for SEI's magnet wire operations in Europe (together with its subsidiary, affiliated and associated companies, "Essex Europe");

        WHEREAS, SEI and Gounot entered into and Agreement dated January 18, 2006 to set forth the terms related to fees and expenses incurred in connection with such service as chair ("Original Chair Agreement");

        WHEREAS, SEI and DG Network entered into a Consulting Agreement dated January 18, 2006 to set forth terms for DG Network to provide certain consulting services with respect to Essex Europe (the "Original Consulting Agreement"); and

        WHEREAS, the parties amended and restated the Original Chair Agreement and Original Consulting Agreement (together the "Original Agreements") in their entirety on February 16, 2007 (the "2007 Agreement").

        WHEREAS, the parties wish to amend and restate the DG Consulting Agreement in its entirety as provided herein.

        NOW, THEREFORE, the parties hereto agree to amend and restate the DG Consulting Agreement, and the DG Consulting Agreement is hereby amended and restated, in its entirety as follows:

        1.    Consulting Services.    DG Network agrees to provide strategic consulting and advisory services to SEI in connection with the management and operation of the businesses of Essex Europe, including review and implementation of strategic business development opportunities, and such other services as SEI shall reasonably request ("Consulting Services"). SEI and DG Network acknowledge that Gounot will be the primary person providing the Consulting Services and that the Consulting Services will require the devotion of a substantial portion of his time. Any change in personnel by DG Network must be approved by SEI.

        2.    Fees and Expenses.

        (a)   Effective January 1, 2008, the parties acknowledge that DG Network shall receive a fee of $210,000 per year, payable in equal monthly installments in advance, for providing Consulting Services and payment to Gounot for serving as Chair of Essex Europe.

        (b)   DG Network will be reimbursed for the reasonable travel and living expenses actually incurred by DG Network with respect to Gounot for Consulting Services while Gounot is away from his normal place of residence or business in connection with this Agreement in accordance with applicable SEI policies and procedures. In the event DG Network is required to incur out of pocket expenses in connection with this Agreement, DG Network will be reimbursed for such expenses in accordance with applicable SEI and Essex Europe policies and procedures.

        (c)   The parties acknowledge that Gounot will be reimbursed by Essex Europe for the reasonable travel and living expenses actually incurred by Gounot as Chair while Gounot is away from his normal place of residence or business and for out-of-pocket expenses in accordance with applicable Essex Europe policies and procedures.

        3.    Standards of Performance.    DG Network will perform the Consulting Services in conformity with the highest ethical standards and in compliance with all statutes, laws, ordinances, codes, rules and regulations applicable to the Consulting Services, as well as SEI's Code of Ethics and Standards of Business Conduct, and its site policies, practices, guidelines and rules.

        4.    Term as Chair; Relationship of Parties.    Gounot agrees to serve as Chair of Essex Europe. Gounot acknowledges that his term as Chair is at the election of the shareholders of Essex Europe and nothing herein provides any rights or agreements to continue as Chair or director of Essex Europe or SEI. Gounot acknowledges that he is not an employee or part-time employee of SEI or Essex Europe and that he shall not represent himself as, act or purport to act as or be deemed to be the agent, representative, employee or servant of SEI.

        5.    Termination of Agreement.    Either party shall have the right to suspend the services provided hereunder or terminate the Agreement at any time, upon giving not less than sixty (60) days written or oral notice of such suspension or termination to the other party. In the event of such suspension or termination, SEI's sole liability shall be to make the payments due pursuant hereto through the termination date.

        6.    Relationship of Parties.    In performing Consulting Services hereunder, DG Network is acting as an independent contractor, and not as an employee or part-time employee of SEI or Essex Europe. Neither DG Network nor its officers, employees or agents shall represent itself or themselves as, act or purport to act as or be deemed to be the agent, representative, employee or servant of SEI. Similarly, at no time shall DG Network and SEI be considered to be co-employers or joint employers. All persons furnished, used, retained or hired by or on behalf of DG Network at all times shall be considered to be solely the employees of DG Network, and DG Network at all times shall maintain supervision and control over its employees. Neither party has any right, power or authority, express or implied, to bind the other party.

        Neither SEI nor Essex Europe shall be responsible for the payment of worker's compensation, unemployment compensation, social security or any other payroll tax for employees, representatives or agents of DG Network to assist in providing Consulting Services. Likewise, no employee of DG Network shall be permitted to participate in any SEI or Essex Europe employee welfare benefit plan, employee pension benefit plan or any other benefit offered by SEI or Essex Europe to their own employees.

        7.    Confidentiality.

        (a)   DG Network has acquired or may acquire from SEI or Essex Europe (the "Protected Party") information which the Protected Party wishes to keep confidential, including, but not limited to, any information regarding SEI's and Essex Europe' products, projects, business, plans, programs, plants, processes, equipment, costs, customers and operations (collectively, "Confidential Information"). For a period of two (2) years from the effective date of this Agreement, Neither DG Network nor its officers, owners, employees, agents or representatives (collectively, the "Representatives") shall disclose any Confidential Information to third parties or use any Confidential Information (other than in connection with performing its obligations under this Agreement), without in each instance securing the prior written consent of the Protected Party. All notes, memoranda, records, tapes, printouts and other documents (including, but not limited to, all electronic versions, drafts, copies and excerpts thereof) embodying or referring to the Confidential Information or supplied to DG Network by a Protected Party (collectively, "Documents") shall be the property of the Protected Party and shall be subject to this Agreement. The Protected Party shall be free to use all Documents in its business. All Documents shall be delivered or returned to the Protected Party within five (5) business days of the termination of this Agreement, provided, however, that DG Network may retain one archival copy of all reports delivered to a Protected Party and of all working papers necessary to support its analyses, conclusions and recommendations. DG Network agrees that the restrictions and obligations expressed in this Agreement are in no way to supersede or eliminate any rights which a Protected Party has pursuant to state or federal law or foreign laws pertaining to trade secrets or proprietary information, and, in the event any such federal or state law or foreign law provides greater protections of any Confidential Information than the protections set forth in this Agreement, such greater protections shall apply to that Confidential Information.

        (b)   Nothing contained in this Agreement shall prevent DG Network from using or disclosing Confidential Information which (a) has become part of the public domain other than by acts or omissions of DG Network or its Representatives, (b) has been furnished or made known to DG Network by third parties (other than those acting on behalf of a Protected Party) as a matter of right and without restriction on disclosure or use, or (c) was legitimately in DG Network's possession prior to disclosure by a Protected Party, considering Gounot's past experience and positions, was not acquired directly or indirectly from a Protected Party, and which DG Network had an unrestricted right to disclose. Specific information shall not be deemed to fall within the scope of the foregoing exceptions merely because it is embraced by more generic information that falls within the scope of one or more of those exceptions.

        (c)   In the event DG Network or its Representatives are requested or become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then DG Network shall provide the Protected Party with prompt written notice of such request or requirement so that the Protected Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this paragraph 7. In the event that such protective order or other remedy is not obtained, or that a Protected Party waives compliance with the provisions of this paragraph 7 or as otherwise required by law, the party so requested or compelled agrees to furnish only that portion of the Confidential Information as it is advised by counsel is legally required to be disclosed, and to exercise its best efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

        (d)   DG Network and its Representatives have been provided a copy of the Master Confidentiality Agreement, dated October 21, 2005, among SEI, Essex Europe and the other parties thereto (the "Master Agreement"). DG Network agrees to comply with the Master Agreement with regard to the use and confidentiality of information provided by or on behalf any party thereto as if DG Network were a party to the Master Agreement.

        8.    Assignment.    Neither DG Network or Gounot shall (by operation of law or otherwise) assign its rights or delegate their respective performance hereunder, in whole or in part, without the prior written consent of SEI, and any attempted assignment or delegation without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as regards personal services, shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, executors and administrators of the parties hereto.

        9.    Survival.    The provisions of paragraph 3, 4, 5 and 7 hereof shall survive the termination of the Consulting Services and this Agreement.

        10.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, United States of America (without regard to the conflict of laws principles thereof).

SUPERIOR ESSEX INC.
By:	/s/ Stephen M. Carter Stephen M. Carter, CEO
DG NETWORK
By:	/s/ Denys Gounot
DENYS GOUNOT
By:	/s/ Denys Gounot

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  Exhibit 10.48
AMENDED AND RESTATED AGREEMENT